Exhibit 99

Contact:	Connie Beck, VP & CFO
Nortech Systems Incorporated
(952) 345-2244

or

Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

March 27, 2018

Nortech Systems Reports 2017 Results

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full- service electronics manufacturing services (EMS), reported net sales of $112.3 million for the year ended December 31, 2017, compared with $116.6 million for fiscal 2016.

The reported fiscal 2017 loss from operations was $1.3 million and includes a year-end goodwill impairment charge of $0.9 million; this compares with operating income of $0.6 million for fiscal 2016. The net loss for fiscal 2017 was $2.4 million, or $0.89 per diluted common share, including $1.4 million of unfavorable impact from tax reform and discrete tax- related adjustments. This compares with net income of $44,000, or $0.02 per diluted common share, for fiscal 2016.

For the fourth quarter of 2017, net sales were $25.6 million, compared with $29.0 million for the prior-year period. The fourth quarter operating loss of $1.8 million includes the $0.9 million goodwill write-off; this compares with $0.3 million of operating income for the fourth quarter of 2016. The fourth quarter net loss of $2.5 million, or $0.90 per diluted common share, includes the significant year-end, non-cash charges and compares with net income of $0.1 million, or $0.04 per diluted common share, for the fourth quarter of 2016.

“The revenue decline in the quarter was primarily due to our larger medical customers adjusting orders to year-end demand and market conditions,” said Rich Wasielewski, Nortech Systems’ president and CEO, adding that the four percent decrease in annual revenue was mainly attributed to specific transportation and medical device customers.

“Despite the negative year-end factors impacting our revenue and income, we are encouraged by the increased sales for industrial and defense customers in the fourth quarter, up 12 and 20 percent respectively,” noted Wasielewski. He commented that both defense and industrial markets also saw sizable year-over-year 90-day backlog gains of greater than 35 percent, softening the impact of the 42 percent medical backlog decline. The lower order position should persist through the first half of 2018 as two large medical customers work through on- hand inventory.

-more-

Given the positive momentum with industrial and defense customers, along with cost structure changes made over the past six months, the company expects to improve profitability and cash flow in 2018.

“We’ll continue focusing on managing cash, working capital and costs,” Wasielewski stated, citing a $2.1 million inventory reduction and better alignment of accounts payable with customer terms and conditions at year end. There was $0.2 million in positive operating cash flow generated for the fourth quarter and $0.8 million for the year.

The company’s recent investments in Asia and new Surface Mount Technology capabilities are now accretive and ahead of their expected ROI. Additional investments are planned for 2018 in the areas of automation, targeted marketing, ERP software and facility upgrades, including the recently announced expansion in Mexico that will offer improved workflow, productivity and an enhanced customer experience.

“The goal remains the same, to outperform the EMS industry with profitable growth,” concluded Wasielewski. “Our global strategy is successfully transforming Nortech from being a commodity-oriented supplier to an early engagement valued partner.”

Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CT) on Wednesday, March 28, 2018, to discuss the company’s fourth quarter and fiscal year results. Anyone interested in participating in the conference can access the call by dialing 877-407-0782 from within the United States, or 201-689-8567 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through April 11, 2018, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference ID 26833 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service EMS provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries. Markets served include industrial equipment, aerospace/defense and medical. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward- looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

-more-

Condensed Statements of Operations

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31		DECEMBER 31
	Unaudited	Unaudited	Unaudited	Unaudited
	2017	2016	2017	2016
Net Sales	$25,572,618	$29,008,128	$112,334,749	$116,621,719

Income from Operations	(1,767,906)	328,287	(1,268,386)	629,063
Loss on Extinguishment of Debt	—	—	(174,834)	—
Interest Expense	(174,860)	(139,562)	(627,555)	(550,289)

Income (Loss) Before Income Taxes	(1,942,766)	188,725	(2,070,775)	78,774

Income Tax Expense (Benefit)	516,061	91,000	375,000	35,000

Net Income (Loss)	$(2,458,827)	$97,725	$(2,445,775)	$43,774

Net Income (Loss) per Basic and Diluted Common Shares	$(0.90)	$0.04	$(0.89)	$0.02

Weighted Average Number of Common Shares Outstanding:
Basic	2,739,650	2,747,832	2,745,602	2,747,424
Diluted	2,739,650	2,749,889	2,745,602	2,749,545

Condensed Balance Sheets

	DECEMBER 31 2017	DECEMBER 31 2016
	Unaudited	Audited
Cash	$472,886	$268,204
Restricted Cash	305,683	—
Accounts Receivable	17,417,481	17,320,784
Inventories	18,526,722	20,653,841
Other Current Assets	1,044,649	1,246,908
Property and Other Long-term Assets	10,203,979	10,881,560
Goodwill and Other Intangible Assets, Net	4,114,075	5,145,218

Total Assets	$52,085,475	$55,516,515

Accounts Payable	$11,699,220	$13,825,530
Other Current Liabilities	6,345,746	6,480,109
Line of Credit — Long-term	8,502,853	7,315,262
Long-term Debt and Other Long-term Liabilities	5,712,123	5,580,826
Shareholders’ Equity	19,825,533	22,314,788

Total Liabilities and Shareholders’ Equity	$52,085,475	$55,516,515